Exhibit 99.1

FOR IMMEDIATE RELEASE
Incyte Reports Fourth Quarter and Full Year 2025 Financial Results
Total revenue of $1.51 billion (+28% Y/Y) in the fourth quarter 2025 and $5.14 billion (+21% Y/Y) for the full year 2025
Total net product revenue of $1.22 billion (+20% Y/Y) in the fourth quarter 2025 and $4.35 billion (+20%) for the full year 2025, exceeding full year 2025 net product revenue guidance of $4.23 - $4.32 billion
Provides full year 2026 total net product revenue guidance range of $4.77 - $4.94 billion
Conference Call and Webcast Scheduled Today at 8:00 a.m. ET
WILMINGTON, Del. – February 10, 2026 – Incyte (Nasdaq:INCY) today announced financial results for the fourth quarter and full year ended December 31, 2025 and provided full year 2026 financial guidance.
“Our fourth quarter and full year 2025 results reflect exceptional core business growth and pipeline progress,” said Bill Meury, President and Chief Executive Officer, Incyte. “During the year, we achieved multiple regulatory approvals and several important clinical milestones, allowing us to advance multiple assets from early- to late-stage development. By the end of the year, we expect to have fourteen pivotal clinical trials underway. Incyte enters 2026 with strong business momentum, an innovative, strategically focused pipeline, and a clear strategy for capital allocation and long-term growth."
Fourth Quarter 2025 Results
•Total revenue: Total revenue was $1.51 billion, an increase of 28% compared to the fourth quarter of 2024, primarily driven by an increase in total net product revenue and milestone and contract revenue. Total revenue for the fourth quarter includes $100.0 million of milestone and contract revenue.
•Total net product revenue: Total net product revenue for the fourth quarter of 2025 was $1.22 billion, an increase of 20% compared to the fourth quarter of 2024. The increase was primarily related to demand for Jakafi® (ruxolitinib) and Opzelura® (ruxolitinib) cream, as well as the strong uptake of Niktimvo™ (axatilimab-csfr) in chronic graft versus host disease (GVHD) and Zynyz® (retifanlimab-dlwr) in squamous cell carcinoma of the anal canal (SCAC).
•Cost of product revenues: GAAP and non-GAAP cost of product revenues were $121.2 million and $114.9 million, an increase of 37% and 39%, respectively, compared to the fourth quarter of 2024.
•Research and development (R&D) expenses: GAAP and non-GAAP R&D expenses were $611.4 million and $575.2 million, an increase of 31% and 37%, respectively, compared to the fourth quarter of 2024. R&D expense for the fourth quarter includes upfront consideration and milestones of $69.4 million related to our collaborative partners.
•Selling, general and administrative (SG&A) expenses: GAAP and non-GAAP SG&A expenses were $390.4 million and $365.3 million, an increase of 19% and 22%, respectively, compared to the fourth quarter of 2024.
Full Year 2025 Results
•Total revenue: Total revenue was $5.14 billion, an increase of 21% compared to the full year of 2024, primarily driven by an increase in total net product revenue and milestone and contract revenue.

•Total net product revenue: Total net product revenue for the full year of 2025 was $4.35 billion, an increase of 20% compared to the prior year period. The increase was primarily related to higher demand for Jakafi across all indications and for Opzelura in vitiligo, atopic dermatitis (AD), and pediatric AD; the strong launch of Niktimvo; and growth from Monjuvi® (tafasitamab-cxix) and Zynyz following label expansions in follicular lymphoma (FL) and SCAC, respectively.
•Cost of product revenues: GAAP and non-GAAP cost of product revenues for the full year 2025 were $372.1 million and $347.1 million, an increase of 19% and 20%, respectively, compared to the prior year period.
•Research and development (R&D) expenses: GAAP and non-GAAP R&D expenses for the full year 2025 were $2.1 billion and $1.9 billion, a decrease of 21% and 22%, respectively, compared to the prior year period.
•Selling, general and administrative (SG&A) expenses: GAAP and non-GAAP SG&A expenses for the full year 2025 were $1.4 billion and $1.3 billion, an increase of 11% and 15%, respectively, compared to the prior year period.
•Cash, cash equivalents and marketable securities position: Cash, cash equivalents and marketable securities as of December 31, 2025, were $3.6 billion, compared to $2.2 billion as of December 31, 2024.
2026 Financial Guidance
Incyte's guidance for the fiscal year 2026 is summarized below. Total net product revenue guidance of $4,770 to $4,940 million comprises: Jakafi net product revenue of $3,220 to $3,270 million and includes the initial launch of Jakafi XR, if approved; Opzelura net product revenue of $750 to $790 million and includes the anticipated ex-U.S. launch of Opzelura in moderate AD in late-2026; and Hematology and Oncology net product revenue of $800 to $880 million. Total GAAP R&D and SG&A operating expense guidance of $3,495 to $3,675 million includes continued investment in our mid- and late-stage pipeline and the costs associated with our upcoming potential launches.

Current
Total net product revenue	$4,770 - $4,940 million
Jakafi net product revenue	$3,220 - $3,270 million
Opzelura net product revenue	$750 - $790 million
Hematology and Oncology net product revenue(1)	$800 - $880 million
Total GAAP R&D and SG&A operating expenses	$3,495 - $3,675 million
Total non-GAAP R&D and SG&A operating expenses(2)	$3,205 - $3,375 million
1Pemazyre® (pemigatinib) in the U.S., Canada, Europe, Japan, Asia Pacific (APAC), Middle East and Africa (MEA), and Latin America (LatAm); Niktimvo and Monjuvi in the U.S.; Zynyz in the U.S., Europe and Japan; Iclusig® (ponatinib) in Europe and MEA; and Minjuvi® (tafasitamab) in Canada, Europe, Japan, APAC, MEA and LatAm.
2Adjusted to exclude the estimated cost of stock-based compensation.

Key Business Updates

Hematology
Monjuvi/Minjuvi (tafasitamab)
•In December, Minjuvi was approved by the European Commission (EC) in combination with lenalidomide and rituximab for the treatment of adult patients with relapsed or refractory FL (Grade 1-3a) after at least one line of systemic therapy. It was also approved by Japan's Ministry of Health, Labour and Welfare (MHLW) in combination with rituximab and lenalidomide for adult patients with relapsed or refractory FL (2L+).
•In January 2026, the Company announced positive topline results from the pivotal Phase 3 frontMIND trial evaluating tafasitamab and lenalidomide in addition to R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine and prednisone) compared to R-CHOP as a first-line treatment for adult patients with newly diagnosed diffuse large B-cell lymphoma (DLBCL). The trial met its primary endpoint of progression-free survival (PFS), as well as its key secondary endpoint of event-free survival (EFS) by investigator assessment. The Company plans to file a supplemental Biologics License Application (sBLA) for tafasitamab and lenalidomide in addition to R-CHOP in first-line DLBCL in the first half of 2026.

Jakafi XR
•A response to the ruxolitinib extended release (XR) complete response letter (CRL) issued by the U.S. Food and Drug Administration (FDA) has been submitted. The Company expects a regulatory decision and potential commercial launch in mid-2026.
INCA033989 (mutCALR)
•In December, clinical data from two Phase 1 studies evaluating the safety, tolerability and efficacy of INCA033989 as a treatment for patients with mutCALR-positive essential thrombocythemia (ET) and myelofibrosis (MF) were presented at the 2025 American Society of Hematology (ASH) Annual Meeting in Orlando. Based on the promising results, the Company plans to initiate registrational programs in ET and MF in mid-2026 and in the second half of 2026, respectively.
•In December, Breakthrough Therapy Designation was granted by the FDA for INCA033989 for the treatment of patients with ET harboring a Type 1 CALR mutation who are resistant or intolerant to at least one cytoreductive therapy.
INCB160058 (JAK2V617Fi)
•Results from the Phase 1 trial evaluating INCB160058 in MPN patients with a JAK2V617F mutation are anticipated in the second half of 2026.

Oncology
Zynyz
•In December, the MHLW approved Zynyz in combination with carboplatin and paclitaxel (platinum-based chemotherapy) for the first-line treatment of advanced SCAC.
•The Company has submitted a Type II variation Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) and in January 2026, announced that the Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion for Zynyz in combination with carboplatin and paclitaxel (platinum-based chemotherapy) for the first-line treatment of adult patients with metastatic or inoperable locally recurrent SCAC.
INCA33890 (TGFβR2xPD-1)
•In the fourth quarter 2025, a Phase 3 study evaluating INCA33890 in combination with standard-of-care chemotherapy and bevacizumab in first-line microsatellite stable colorectal cancer (MSS CRC) was initiated.
INCB123667 (CDK2i)
•In the fourth quarter 2025, the Company initiated MAESTRA-1, a Phase 2 single-arm study of INCB123667 in patients with platinum-resistant ovarian cancer (PROC) with Cyclin E1 overexpression, and MAESTRA-2, a Phase 3, randomized, open-label study of INCB123667 versus investigator’s choice chemotherapy in patients with PROC with Cyclin E1 overexpression. The initiation of a Phase 3 study evaluating INCB123667 in first-line maintenance ovarian cancer is anticipated in 2026.
INCB161734 (KRASG12D)
•In January 2026, clinical data from a Phase 1 trial evaluating INCB161734 in patients with advanced/metastatic pancreatic ductal adenocarcinoma (PDAC) as monotherapy or in combination with chemotherapy were presented at the ASCO-GI meeting. Based on the results, the initiation of a Phase 3 study evaluating INCB161734 in first-line patients with metastatic PDAC in combination with chemotherapy versus chemotherapy alone is anticipated in the first quarter of 2026.

Inflammation and Autoimmunity (IAI)
Opzelura (ruxolitinib) cream
▪The Company expects a regulatory decision in the second half of 2026 following the submission of a Type-II variation application for ruxolitinib cream 1.5% for the treatment of adults with moderate AD in the EU.
▪Topline results from the Phase 3 studies (TRuE-HS1 and TRuE-HS2) evaluating ruxolitinib cream in mild to moderate hidradenitis suppurativa (HS) are anticipated in the fourth quarter of 2026.

▪In January 2026, the Company received FDA feedback indicating that an additional clinical study would be required to support registration for prurigo nodularis (PN). Based on this feedback, the Company has decided to pause further development of ruxolitinib cream for PN at this time.
Povorcitinib
▪The MAA for povorcitinib in HS was submitted to the EMA at the end of 2025 and the Company anticipates a potential approval by the end of 2026. The acceptance by the FDA of our New Drug Application (NDA) submission for povorcitinib in HS is anticipated in the first quarter of 2026, with potential approval by early 2027.
▪Data from the Phase 3 studies evaluating povorcitinib in vitiligo and moderate to severe PN are anticipated in the middle of 2026 and fourth quarter of 2026, respectively.
▪Topline data from the Phase 2 proof-of-concept trial for povorcitinib in asthma are anticipated in the second half of 2026.
Corporate and Business Development Updates
▪The Company strengthened its executive leadership team through the appointment of Richard Hoffman as Executive Vice President and General Counsel in the fourth quarter of 2025.
▪In November, the Company entered into an exclusive option agreement with Prelude Therapeutics Incorporated for its mutant selective JAK2V617F JH2 inhibitor program. Prelude will be responsible for the development and advancement of the JAK2V617F program to predefined milestones. The Company may elect to exercise its exclusive option during the option period to acquire the program and associated assets for $100 million. Prelude may be eligible for additional clinical and regulatory milestones and royalties on global net sales if the option is exercised.
Fourth Quarter and Full Year 2025 Financial Results
The financial measures presented in this press release for the quarter and year ended December 31, 2025 and 2024 have been prepared by the Company in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), unless otherwise identified as a Non-GAAP financial measure. Management believes that Non-GAAP information is useful for investors, when considered in conjunction with Incyte’s GAAP disclosures. Management uses such information internally and externally for establishing budgets, operating goals and financial planning purposes. These metrics are also used to manage the Company’s business and monitor performance. The Company adjusts, where appropriate, for expenses in order to reflect the Company’s core operations. The Company believes these adjustments are useful to investors by providing an enhanced understanding of the financial performance of the Company’s core operations. The metrics have been adopted to align the Company with disclosures provided by industry peers.
Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used in conjunction with and to supplement Incyte’s operating results as reported under GAAP. Non-GAAP measures may be defined and calculated differently by other companies in our industry.
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Management believes the presentation of certain revenue results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company calculates constant currency by calculating current year results using prior year foreign currency exchange rates and generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Financial Highlights
Financial Highlights
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Total GAAP revenues	$1,506,835	$1,178,698	$5,141,242	$4,241,217

Total GAAP operating income	335,859	301,513	1,514,859	61,366
Total Non-GAAP operating income	451,417	376,265	1,615,933	413,883

GAAP net income	299,279	201,212	1,286,650	32,615
Non-GAAP net income	367,955	281,353	1,365,313	227,591

GAAP basic EPS	$1.52	$1.04	$6.59	$0.16
Non-GAAP basic EPS	$1.86	$1.46	$6.99	$1.10
GAAP diluted EPS	$1.46	$1.02	$6.41	$0.15
Non-GAAP diluted EPS	$1.80	$1.43	$6.80	$1.08

Revenue Details
Revenue Details
(unaudited, in thousands)

	Three Months Ended December 31,		% Change (as reported)	% Change (constant currency)[1]	Twelve Months Ended December 31,		% Change (as reported)	% Change (constant currency)[1]
	2025	2024			2025	2024
Net product revenues:
Jakafi	$828,244	$773,114	7%	NA	$3,092,515	$2,792,107	11%	NA
Opzelura	207,283	161,602	28%	27%	678,455	508,293	33%	32%
Iclusig	34,216	27,369	25%	15%	134,071	114,319	17%	12%
Pemazyre	23,354	23,142	1%	(1%)	86,727	81,748	6%	5%
Minjuvi/ Monjuvi	41,906	32,807	28%	26%	144,578	119,236	21%	20%
Niktimvo	56,039	—	NM	NA	151,636	—	NM	NA
Zynyz	31,747	1,373	NM	NM	66,351	3,185	NM	NM
Total net product revenues	1,222,789	1,019,407	20%	19%	4,354,333	3,618,888	20%	20%
Royalty revenues:
Jakavi	130,225	114,187	14%	8%	457,729	418,840	9%	7%
Olumiant	43,207	38,485	12%	2%	144,600	135,572	7%	4%
Tabrecta	7,144	6,286	14%	NA	26,702	22,746	17%	NA
Other	3,470	333	942%	NA	7,878	2,171	263%	NA
Total royalty revenues	184,046	159,291	16%		636,909	579,329	10%
Total net product and royalty revenues	1,406,835	1,178,698	19%		4,991,242	4,198,217	19%
Milestone and contract revenues	100,000	—	NM	NM	150,000	43,000	249%	249%
Total GAAP revenues	$1,506,835	$1,178,698	28%		$5,141,242	$4,241,217	21%
NM = not meaningful
NA = not applicable
1.Percentage change in constant currency is calculated using 2024 foreign exchange rates to recalculate 2025 results.
Product and Royalty Revenue Total net product revenue for the quarter and year ended December 31, 2025 increased 20% over the prior year comparative periods, primarily driven by the following:
•Jakafi net product revenue increased 7% in the fourth quarter of 2025 versus the prior year comparable period to $828 million, primarily driven by a 11% increase in paid demand across all indications. Jakafi inventory levels were within normal range at the end of the fourth quarter of 2025. For the year ended December 31, 2025, Jakafi net product revenue increased 11% versus the prior year period to $3.09 billion, primarily driven by a 9% increase in paid demand.
•Opzelura net product revenue increased 28% in the fourth quarter of 2025 versus the prior year comparable period to $207 million driven by increased demand and refills in both AD and vitiligo. Opzelura inventory levels were within normal range at the end of the fourth quarter of 2025. For the year ended December 31, 2025, Opzelura net product revenue increased 33% versus the prior year period to $678 million, primarily driven by increased demand in the U.S. for AD and vitiligo, the launch of pediatric AD in the U.S. and the launch of vitiligo ex-U.S.
•Niktimvo net product revenue increased 22% versus the third quarter of 2025 to $56 million driven by strong uptake following the product launch in the first quarter of 2025. For the year ended December 31, 2025, Niktimvo net product revenue was $152 million.
•For the quarter and year ended December 31, 2025, Monjuvi/Minjuvi net product revenue increased 28% to $42 million and 21% to $145 million, respectively, driven by the approval and launch in r/r FL.
•For the quarter and year ended December 31, 2025, Zynyz net product revenue was $32 million and $66 million, respectively, with growth driven by the approval and launch in SCAC.

•Total net product and royalty revenue for the quarter and year ended December 31, 2025 increased 19% versus the prior year comparable period to $1.41 billion and $4.99 billion, respectively.
Operating Expenses
Operating Expense Summary
(unaudited, in thousands)

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2025	2024		2025	2024
GAAP cost of product revenues	$121,175	$88,485	37%	$372,130	$312,068	19%
Non-GAAP cost of product revenues[1]	114,907	82,427	39%	347,090	288,266	20%

GAAP Contract dispute settlement	—	—	NM	(242,251)	—	NM
Non-GAAP contract dispute settlement[2]	—	—	NM	—	—	NM

GAAP research and development	611,372	466,034	31%	2,050,152	2,606,848	(21%)
Non-GAAP research and development[3]	575,249	420,297	37%	1,897,854	2,423,167	(22%)

GAAP selling, general and administrative	390,412	326,710	19%	1,376,206	1,242,157	11%
Non-GAAP selling, general and administrative[4]	365,262	299,709	22%	1,280,365	1,116,926	15%

GAAP Asset impairment	76,275	—	NM	76,275	—	NM
Non-GAAP asset impairment[5]	—	—	NM	—	—	NM

GAAP (gain) loss on change in fair value of acquisition-related contingent consideration	(28,258)	(4,044)	599%	(6,129)	19,803	(131%)
Non-GAAP (gain) loss on change in fair value of acquisition-related contingent consideration	—	—	NM	—	—	NM

GAAP (profit) and loss sharing under collaboration agreements	—	—	NM	—	(1,025)	NM
NM = not meaningful
1 Non-GAAP cost of product revenues excludes the amortization of licensed intellectual property for Iclusig relating to the acquisition of the European business of ARIAD Pharmaceuticals, Inc. and the cost of stock-based compensation.
2 Non-GAAP contract dispute settlement excludes the contract dispute settlement reached with Novartis.
3 Non-GAAP research and development expenses exclude the cost of stock-based compensation, MorphoSys transition costs, and Escient acquisition related compensation expense related to cash settled unvested Escient equity awards and severance payments.
4 Non-GAAP selling, general and administrative expenses exclude the cost of stock-based compensation, MorphoSys transition costs, Escient acquisition related compensation expense related to cash settled unvested Escient equity awards and severance payments.
5 Non-GAAP asset impairment excludes the impairment relating to our downtown Wilmington, Delaware properties.
Cost of product revenues GAAP and Non-GAAP cost of product revenues for the quarter and year ended December 31, 2025 increased 37% and 39%, and 19% and 20%, respectively, compared to the same periods in 2024 primarily driven by growth in net product revenue, the Niktimvo profit share and increased manufacturing related costs, partially offset by the impact from the reduced royalty rate agreed to as part of the contract dispute settlement with Novartis.

Research and development expenses GAAP and Non-GAAP research and development expense for the quarter ended December 31, 2025 increased 31% and 37%, respectively, compared to the same period in 2024, primarily driven by continued investment in our late-stage development assets. GAAP and Non-GAAP research and development expense for the year ended December 31, 2025 decreased 21% and 22%, respectively, compared to the same period in 2024, primarily due to the Escient acquisition upfront consideration and related compensation expense and severance payments made in 2024. For the year ended December 31, 2025, excluding the Escient acquisition upfront payment, related compensation expense and severance payments and other milestone payments, research and development expense increased 8% compared to the same period in 2024 as a result of continued investment in our late-stage development assets.
Selling, general and administrative expenses GAAP and Non-GAAP selling, general and administrative expenses for the quarter ended December 31, 2025 increased 19% and 22%, respectively, compared to the same period in 2024, primarily due to costs associated with the US oncology product launches in 2025 and timing of certain other expenses. GAAP and Non-GAAP selling, general and administrative expenses for the year ended December 31, 2025 increased 11% and 15%, respectively, compared to the same period in 2024, primarily due to costs associated with the US oncology product launches in 2025 and timing of certain other expenses.
Other Financial Information
Contract dispute settlement In May 2025, Incyte and Novartis entered into a settlement agreement with respect to litigation relating to the duration of royalty payments owed under the Collaboration and License Agreement between Incyte and Novartis. We recorded $242.2 million in contract dispute settlement on the condensed consolidated statement of operations for the year ended December 31, 2025, representing the difference between the accrued royalties and the total amount paid by us to Novartis.
Asset impairment In the fourth quarter of 2025, we recorded an asset impairment charge of $76.3 million relating to our downtown Wilmington, Delaware properties.
Change in fair value of acquisition-related contingent consideration The change in fair value of contingent consideration during the quarter and year ended December 31, 2025, compared to the same periods in 2024, was primarily due to updated projections of future net revenue and royalties of Iclusig, including the impacts from fluctuations in foreign currency exchange rates.
Operating income GAAP and Non-GAAP operating income for the quarter ended December 31, 2025 increased 11% and 20%, respectively, compared to the same period in 2024, primarily driven by growth in total revenues. GAAP and Non-GAAP operating income for the year ended December 31, 2025 increased 2,369% and 290%, respectively, compared to the same period in 2024, primarily driven by the $679.4 million of expense relating to the IPR&D assets acquired in the Escient acquisition in 2024. Excluding upfront and milestone payments and the Escient acquisition related compensation expense and severance payments, operating income for the year ended December 31, 2025 increased 83% compared to the prior year primarily driven by growth in total revenues.
Cash, cash equivalents and marketable securities position Cash, cash equivalents and marketable securities as of December 31, 2025, were $3.6 billion, compared to $2.2 billion as of December 31, 2024.
Conference Call and Webcast Information
Incyte will hold a conference call and webcast this morning at 8:00 a.m. ET. To access the conference call, please dial 877-407-3042 for domestic callers or 201-389-0864 for international callers. When prompted, provide the conference identification number, 13758313.
If you are unable to participate, a replay of the conference call will be available for 90 days. The replay dial-in number for the United States is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference identification number, 13758313.
The conference call will also be webcast live and can be accessed at investor.incyte.com.

About Incyte®
A global biopharmaceutical company on a mission to Solve On®, Incyte follows the science to find solutions for patients with unmet medical needs through the discovery, development and commercialization of proprietary therapeutics.
Incyte's unique expertise in medicinal chemistry and biology has enabled us to establish a portfolio of first-in-class medicines for patients and a strong pipeline of products in Hematology, Oncology and Inflammation and Autoimmunity.
Headquartered in Wilmington, Delaware, Incyte has operations in North America, Europe and Asia.
For additional information on Incyte, please visit Incyte.com or follow us on social media: LinkedIn, X, Instagram, Facebook, YouTube.
Incyte and Solve On are registered trademarks of Incyte.
About Jakafi® (ruxolitinib)
Jakafi® (ruxolitinib) is a JAK1/JAK2 inhibitor approved by the U.S. FDA for the treatment of polycythemia vera (PV) in adults who have had an inadequate response to or are intolerant of hydroxyurea; intermediate or high-risk myelofibrosis (MF), including primary MF, post-polycythemia vera MF and post-essential thrombocythemia MF in adults; steroid-refractory acute GVHD in adult and pediatric patients 12 years and older; and chronic GVHD after failure of one or two lines of systemic therapy in adult and pediatric patients 12 years and older.
Jakafi is a registered trademark of Incyte.
About Opzelura® (ruxolitinib) Cream
Opzelura® (ruxolitinib) cream, a novel cream formulation of Incyte’s selective JAK1/JAK2 inhibitor ruxolitinib, approved by the U.S. FDA for the topical treatment of nonsegmental vitiligo in patients 12 years of age and older, is the first and only treatment for repigmentation approved for use in the United States. Opzelura is also approved in the U.S. for the topical short-term and non-continuous chronic treatment of mild to moderate AD in non-immunocompromised patients 2 years of age and older whose disease is not adequately controlled with topical prescription therapies, or when those therapies are not advisable. Use of Opzelura in combination with therapeutic biologics, other JAK inhibitors, or potent immunosuppressants, such as azathioprine or cyclosporine, is not recommended.
In Europe, Opzelura (ruxolitinib) cream 15mg/g is approved for the treatment of non-segmental vitiligo with facial involvement in adults and adolescents from 12 years of age.
Incyte has worldwide rights for the development and commercialization of Opzelura.
Opzelura is a registered trademark of Incyte.
About Monjuvi® (tafasitamab-cxix)/Minjuvi® (tafasitamab)
Monjuvi® (tafasitamab-cxix)/Minjuvi® (tafasitamab) is a humanized Fc-modified cytolytic CD19-targeting monoclonal antibody. Tafasitamab incorporates an XmAb® engineered Fc domain, which mediates B-cell lysis through apoptosis and immune effector mechanism including Antibody-Dependent Cell-Mediated Cytotoxicity (ADCC) and Antibody-Dependent Cellular Phagocytosis (ADCP). Incyte licenses exclusive worldwide rights to develop and commercialize tafasitamab from Xencor, Inc.
In the U.S., Monjuvi is approved by the U.S. FDA in combination with lenalidomide and rituximab for the treatment of adult patients with relapsed or refractory follicular lymphoma (FL).
Monjuvi is not approved and is not recommended for the treatment of patients with relapsed or refractory marginal zone lymphoma outside of controlled clinical trials.

Additionally, Monjuvi received accelerated approval in the United States in combination with lenalidomide for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) not otherwise specified, including DLBCL arising from low grade lymphoma, and who are not eligible for autologous stem cell transplant (ASCT).
In Europe, Minjuvi (tafasitamab) received conditional Marketing Authorization from the European Medicines Agency in combination with lenalidomide, followed by Minjuvi monotherapy, for the treatment of adult patients with relapsed or refractory DLBCL who are not eligible for ASCT. Additionally, Minjuvi is approved in combination with lenalidomide and rituximab for the treatment of adult patients with relapsed or refractory follicular lymphoma (FL) (Grade 1-3a) after at least one line of systemic therapy in Europe.
In Japan, Minjuvi is approved in combination with rituximab and lenalidomide for adult patients with relapsed or refractory follicular lymphoma (2L+ FL).
XmAb® is a registered trademark of Xencor, Inc.
Monjuvi and Minjuvi are registered trademarks of Incyte.
About Pemazyre® (pemigatinib)
Pemazyre® (pemigatinib) is a kinase inhibitor approved in the United States for the treatment of adults with previously treated, unresectable locally advanced or metastatic cholangiocarcinoma with a fibroblast growth factor receptor 2 (FGFR2) fusion or other rearrangement as detected by an FDA-approved test. This indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s).
Pemazyre is also the first targeted treatment approved for use in the United States for treatment of adults with relapsed or refractory myeloid/lymphoid neoplasms (MLNs) with FGFR1 rearrangement.
In Japan, Pemazyre is approved for the treatment of patients with unresectable biliary tract cancer (BTC) with an FGFR2 fusion gene, worsening after cancer chemotherapy.
In Europe, Pemazyre is approved for the treatment of adults with locally advanced or metastatic cholangiocarcinoma with a FGFR2 fusion or rearrangement that have progressed after at least one prior line of systemic therapy.
Pemazyre is a potent, selective, oral inhibitor of FGFR isoforms 1, 2 and 3 which has demonstrated selective pharmacologic activity against cancer cells with FGFR alterations.
Pemazyre is marketed by Incyte in the United States, Europe and Japan.
Pemazyre is a registered trademark of Incyte.
About Iclusig® (ponatinib) tablets
Iclusig® (ponatinib), targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved tyrosine kinase inhibitors.
In the EU, Iclusig is approved for the treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, or the treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.
Incyte has an exclusive license from Takeda Pharmaceuticals International AG to commercialize ponatinib in the European Union and 29 other countries, including Switzerland, UK, Norway, Turkey, Israel and Russia. Iclusig is marketed in the U.S. by Millennium Pharmaceuticals, Inc., a wholly owned subsidiary of Takeda Pharmaceutical Company Limited.

About Zynyz® (retifanlimab-dlwr)
Zynyz® (retifanlimab-dlwr) is a humanized monoclonal antibody targeting programmed death receptor-1 (PD-1), approved in combination with carboplatin and paclitaxel (platinum-based chemotherapy) for the first-line treatment of adult patients with inoperable locally recurrent or metastatic SCAC and as a single agent for the treatment of adult patients with locally recurrent or metastatic SCAC with disease progression or intolerance to platinum-based chemotherapy in the U.S.
Zynyz is also approved for the treatment of adult patients with metastatic or recurrent locally advanced Merkel cell carcinoma (MCC) in the U.S. This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.
Zynyz is marketed by Incyte in the United States. In 2017, Incyte entered into an exclusive collaboration and license agreement with MacroGenics, Inc. for global rights to retifanlimab.
Zynyz is a registered trademark of Incyte.
About Niktimvo™ (axatilimab-csfr)
Niktimvo™ (axatilimab-csfr) is a first-in-class colony stimulating factor-1 receptor (CSF-1R)-blocking antibody approved for use in the U.S. for the treatment of chronic GVHD after failure of at least two prior lines of systemic therapy in adult and pediatric patients weighing at least 40 kg (88.2 lbs).
In 2016, Syndax licensed exclusive worldwide rights to develop and commercialize axatilimab from UCB. In September 2021, Syndax and Incyte entered into an exclusive worldwide co-development and co-commercialization license agreement for axatilimab in chronic GVHD and any future indications.
Axatilimab is being studied in frontline combination trials in chronic GVHD – a Phase 2 combination trial with ruxolitinib (NCT06388564) and a Phase 3 combination trial with steroids (NCT06585774) are underway. Axatilimab is also being studied in an ongoing Phase 2 trial in patients with idiopathic pulmonary fibrosis (NCT06132256).
Niktimvo is a trademark of Incyte.
All other trademarks are the property of their respective owners.
Forward-Looking Statements
Except for the historical information set forth herein, the matters set forth in this release contain predictions, estimates and other forward-looking statements, including any discussion of the following: Incyte’s financial guidance for 2026, including its expectations regarding sales of and demand for Jakafi and Opzelura and expected revenue contribution from other hematology and oncology products, including Niktimvo and Zynyz; the Company’s ability to drive sustained, long-term growth; Incyte’s strategic priorities and its plans for executing on the same; the potential and progress of programs in our pipeline, including INCA033989 (mutCALR), INCB160058 (JAK2V617Fi), INCA33890 (TGFBR2xPD1), INCB123667 (CDK2i), INCB161734 (KRASG12D), ruxolitinib cream and povorcitinib; ongoing clinical trials and clinical trials to be initiated; expectations regarding regulatory submissions, approvals and launches for Jakafi XR, Opzelura in Europe, Zynyz, Monjuvi, and povorcitinib; and 2026 newsflow items.
These forward-looking statements are based on Incyte’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials and the ability to enroll subjects in accordance with planned schedules; timing of clinical trials; determinations made by the FDA, EMA and other regulatory agencies; Incyte’s dependence on its relationships with and changes in the plans of its collaboration partners; the efficacy or safety of Incyte’s products and the products of Incyte’s collaboration partners; the acceptance of Incyte’s products and the products of Incyte’s collaboration partners in the marketplace; market competition; unexpected variations in the demand for Incyte’s products and the products of Incyte’s collaboration partners; the effects of announced or unexpected price regulation or limitations on reimbursement or coverage for Incyte’s products and the products of Incyte’s collaboration partners; sales, marketing, manufacturing and distribution requirements, including Incyte’s and its collaboration partners’ ability to successfully commercialize and build commercial infrastructure for newly approved products and any additional products that become approved; greater than expected expenses, including expenses relating to litigation or strategic activities; variations in foreign currency exchange rates; and other risks detailed in Incyte’s reports filed with the Securities and Exchange Commission, including its annual report on form 10-K for the year ended December 31, 2025. Incyte disclaims any intent or obligation to update these forward-looking statements.
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Contacts

Media	Investors
media@incyte.com	ir@incyte.com

INCYTE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

	GAAP		GAAP
Revenues:
Product revenues, net	$1,222,789	$1,019,407	$4,354,333	$3,618,888
Product royalty revenues	184,046	159,291	636,909	579,329
Milestone and contract revenues	100,000	—	150,000	43,000
Total revenues	1,506,835	1,178,698	5,141,242	4,241,217

Costs, expenses and other:
Cost of product revenues (including definite-lived intangible amortization)	121,175	88,485	372,130	312,068
Contract dispute settlement	—	—	(242,251)	—
Research and development	611,372	466,034	2,050,152	2,606,848
Selling, general and administrative	390,412	326,710	1,376,206	1,242,157
Asset impairment	76,275	—	76,275	—
(Gain) loss on change in fair value of acquisition-related contingent consideration	(28,258)	(4,044)	(6,129)	19,803
(Profit) and loss sharing under collaboration agreements	—	—	—	(1,025)
Total costs, expenses and other	1,170,976	877,185	3,626,383	4,179,851

Income from operations	335,859	301,513	1,514,859	61,366
Interest income	30,754	21,198	105,600	128,710
Interest expense	(582)	(419)	(2,428)	(2,280)
Gain (loss) on equity investments	18,246	(10,181)	21,310	116,025
Other, net	5,664	1,613	25,110	12,809
Income before provision for income taxes	389,941	313,724	1,664,451	316,630
Provision for income taxes	90,662	112,512	377,801	284,015
Net income	$299,279	$201,212	$1,286,650	$32,615

Net income per share:
Basic	$1.52	$1.04	$6.59	$0.16
Diluted	$1.46	$1.02	$6.41	$0.15

Shares used in computing net income per share:
Basic	197,441	193,152	195,204	207,110
Diluted	204,766	197,423	200,700	210,530

INCYTE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2025	December 31, 2024
ASSETS
Cash, cash equivalents and marketable securities	$3,580,604	$2,158,092
Accounts receivable	1,024,407	853,154
Property and equipment, net	730,885	763,411
Finance lease right-of-use assets, net	27,520	30,803
Inventory	443,292	407,199
Prepaid expenses and other assets	337,849	181,382
Equity investments	47,991	18,814
Other intangible assets, net	117,131	113,803
Goodwill	133,000	155,593
Deferred income tax asset	515,294	762,071
Total assets	$6,957,973	$5,444,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$1,634,780	$1,765,733
Finance lease liabilities	34,715	37,961
Acquisition-related contingent consideration	121,000	193,000
Stockholders’ equity	5,167,478	3,447,628
Total liabilities and stockholders’ equity	$6,957,973	$5,444,322

INCYTE CORPORATION
RECONCILIATION OF GAAP NET INCOME TO SELECTED NON-GAAP ADJUSTED INFORMATION
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP Net Income	$299,279	$201,212	$1,286,650	$32,615
Adjustments[1]:
Non-cash stock compensation from equity awards (R&D)[2]	36,123	44,110	150,181	161,251
Non-cash stock compensation from equity awards (SG&A)[2]	25,150	26,935	95,661	102,542
Non-cash stock compensation from equity awards (COGS)[2]	884	674	3,504	2,266
Non-cash interest[3]	80	82	325	415
(Gain) loss on equity investments[4]	(18,246)	10,181	(21,310)	(116,025)
Amortization of acquired product rights[5]	5,384	5,384	21,536	21,536
(Gain) loss on change in fair value of contingent consideration[6]	(28,258)	(4,044)	(6,129)	19,803
Asset impairment[7]	76,275	—	76,275	—
Contract dispute settlement[8]	—	—	(242,251)	—
MorphoSys transition costs[9]	—	—	—	7,084
Escient acquisition related compensation expense[10]	—	1,693	2,297	38,035
Tax effect of Non-GAAP pre-tax adjustments[11]	(28,716)	(4,874)	(1,426)	(41,931)
Non-GAAP Net Income	$367,955	$281,353	$1,365,313	$227,591

Non-GAAP net income per share:
Basic	$1.86	$1.46	$6.99	$1.10
Diluted	$1.80	$1.43	$6.80	$1.08

Shares used in computing Non-GAAP net income per share:
Basic	197,441	193,152	195,204	207,110
Diluted	204,766	197,423	200,700	210,530
1 Included within the Milestone and contract revenues line item in the Condensed Consolidated Statements of Operations (in thousands) for the three and twelve months ended December 31, 2025 are milestones of $100,000 and $150,000, respectively, earned from our collaborative partners, as compared to milestones of $0 and $43,000, respectively, for the three and twelve months ended December 31, 2024. Included within the Research and development expenses line item in the Condensed Consolidated Statements of Operations (in thousands) for the three and twelve months ended December 31, 2025 are upfront consideration and milestones of $69,425 and $97,575, respectively, related to our collaborative partners, as compared to upfront consideration and milestones of $3,000 and $104,414, respectively, for the three and twelve months ended December 31, 2024.
2 As included within the Cost of product revenues (including definite-lived intangible amortization) line item; the Research and development expenses line item; and the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations.
3 As included within the Interest expense line item in the Condensed Consolidated Statements of Operations.
4 As included within the (Gain) loss on equity investments line item in the Condensed Consolidated Statements of Operations.
5 As included within the Cost of product revenues (including definite-lived intangible amortization) line item in the Condensed Consolidated Statements of Operations. Acquired product rights of licensed intellectual property for Iclusig is amortized utilizing a straight-line method over the estimated useful life of 12.5 years.
6 As included within the (Gain) loss on change in fair value of acquisition-related contingent consideration line item in the Condensed Consolidated Statements of Operations.
7 As included within the Asset impairment line item in the Condensed Consolidated Statements of Operations.
8 As included within the Contract dispute settlement line item in the Condensed Consolidated Statements of Operations.
9 Included within the Research and development line item in the Condensed Consolidated Statements of Operations (in thousands) is $0 and $6,489 for the three months and year ended December 31, 2024, respectively, and included within the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations (in thousands) is $0 and $595 for the three months and year ended December 31, 2024, respectively. MorphoSys transition costs primarily represent employee related costs to transition research and development and selling, general and administrative activities to us under the former collaboration agreement with MorphoSys.
10 Included within the Research and development line item in the Condensed Consolidated Statements of Operations (in thousands) is $0 and $2,117, respectively, for the three months and year ended December 31, 2025, as compared to $1,627 and $15,941, respectively, for the three months and year ended December 31, 2024. Included within the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations (in thousands) is $0 and $180, respectively, for the three months and year ended December 31, 2025, as compared to $66 and $22,094, respectively, for the three months and year ended December 31, 2024. Escient acquisition related compensation expense represents non-recurring charges associated with (i) cash settled unvested Escient equity awards in connection with the acquisition, and (ii) severance payments to former Escient employees.

11 Income tax effects of Non-GAAP pre-tax adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges are incurred, while taking into consideration any valuation allowances against related deferred tax assets.